Exhibit 10.1

July 27, 2018

Monroe Capital Management Advisors, LLC

311 South Wacker Drive

Suite 6400

Chicago, IL 60606

To Monroe Capital Income Plus Corporation:

Monroe Capital Management Advisors, LLC (the “Adviser”) hereby undertakes and confirms that it shall reimburse Monroe Capital Income Plus Corporation (the “Company”) for organizational and offering expenses incurred up to $250,000 in connection with the Company’s launch and initial private offering.  The Adviser further confirms that in the event that the Company does not receive a formal commitment of external capital, organizational and offering expenses incurred will be borne by the Adviser.

Sincerely,

/s/ Theodore Koenig

Monroe Capital Management Advisors, LLC

Name:	Theodore Koenig
Title:	Chief Executive Officer